Exhibit 3.167

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:04PM 12/1312016
FILED 01:04PM 12/1312016
SR 20167049684 - File Number 6248336

CERTIFICATE OF FORMATION
OF
WINGS ACQUISITION CO LLC

This Certificate of Formation of Wings Acquisition Co LLC (the "LLC"), dated as of December 13, 2016, is being duly executed and filed by Dennis B. Angers, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

First. The name of the limited liability company formed hereby is Wings Acquisition Co LLC.

Second. The address of the registered office of the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

Third. The name of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

/s/ Dennis B. Angers
Dennis B. Angers

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:33 AM 02/22/2017
FILED 10:33 AM 02122/2017
SR 20171113602 - File Number 6248336

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.    Name of Limited Liability Company: Wings Acquisition Co LLC

2.    The Certificate of Formation of the limited liability company is hereby amended as follows:

Article First is deleted in its entirety and the following Article First is inserted in lieu thereof:

"The name of the limited liability company is SCHROTH Safety Products LLC"

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 22nd of February, A.D. 2017.

By:    /s/ Terrance M. Paradie
Authorized Person(s)

Name:    Terrance M. Paradie
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